                                                                    Exhibit 10.4


                                                                  EXECUTION COPY











                                CREDIT AGREEMENT

                           DATED AS OF APRIL 30, 2003

                                     BETWEEN

                       HEADS & THREADS INTERNATIONAL LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY,

                                       AND

                        LASALLE BANK NATIONAL ASSOCIATION


SCHEDULE 5.5         Material Adverse Changes since December 31, 2002

SCHEDULE 5.6         Exceptions to Tax Representations

SCHEDULE 5.7         Pending Litigation

SCHEDULE 5.8         Borrower's Subsidiaries

SCHEDULE 5.9         Exceptions to ERISA Representation with respect to Plan
                     Withdrawals

SCHEDULE 5.14        Exceptions to Representation Concerning Ownership of
                     Properties

SCHEDULE 5.15        Exceptions to Representation Concerning Environmental
                     Matters

SCHEDULE 6.12        Permitted Indebtedness

SCHEDULE 6.15(viii)  Description of Existing Investments

SCHEDULE 6.16        Description of Existing Liens

EXHIBIT A            Form of Compliance Certificate

EXHIBIT B            Form of Note

EXHIBIT C            Form of Security Agreement

EXHIBIT D            Form of Letter of Credit Request and Agreement

EXHIBIT E            Form of Opinion of Outside Counsel For Borrower

EXHIBIT F            Form of Written Money Transfer Instructions

EXHIBIT G            Form of Assignment and Assumption Agreement

EXHIBIT H            Borrowing Base Certificate

EXHIBIT I            Acceptance Credit Agreement

                                CREDIT AGREEMENT

         This Credit Agreement (this "Agreement"), dated as of April 30, 2003, is between HEADS & THREADS INTERNATIONAL LLC, a Delaware limited liability company (the "Borrower") and LASALLE BANK NATIONAL ASSOCIATION (the "Lender"). The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the meanings herein specified unless the context otherwise requires:

         "Acceptance Credit Agreement" is defined in Section 2.3.4 and Exhibit
I.

         "Account" means any right to payment for goods sold or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance or delivery.

         "Account Debtor" has the meaning stated therefor in the Security Agreement.

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any firm, corporation or division thereof, whether through the purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests in a limited liability company.

         "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lender to the Borrower on the same Borrowing Date.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Aggregate Available Revolving Commitment" means, at any date of determination thereof, the Aggregate Revolving Commitment minus the sum of (i) the Facility Letter of Credit Obligations then outstanding and (ii) the aggregate principal amount of all Revolving Advances then outstanding.

         "Aggregate Commitment" means the aggregate of the commitments of the Lender, as reduced from time to time pursuant to the terms hereof.

         "Aggregate Revolving Commitment" means $30,000,000.

         "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

         "Alleghany" means Alleghany Corporation, a Delaware corporation, which as of the date hereof is the sole member of the Borrower.

         "Alleghany Debt" means the Borrower's Indebtedness to Alleghany in the principal amount not exceeding $3,100,000.

         "Applicable Bankers Acceptance Percentage" means at any time one and one quarter percent (1.25%).

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Atlas Sale" means the sale by the Borrower of the assets comprising its Atlas Division, including, among other things, the Inventory, Accounts, leasehold interest and intellectual property of the Atlas Division of the Borrower.

         "Authorized Officer" means any of the Chairman, President, Executive Vice President, Vice President, Chief Financial Officer, Secretary or Treasurer of the Borrower, or any other senior officer of the Borrower designated as such in writing to the Lender by the Borrower, in each case acting singly.

         "Availability" at any time and from time to time means the amount of funds which would be available to the Borrower for a Revolving Advance as calculated under Subsection (2) of the Borrowing Base.

         "Bankers Acceptance" means a bankers acceptance or similar instrument which is issued by the Lender pursuant to a documentary acceptance credit agreement upon the application of a Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Bankers Acceptance Fee" means with respect to any Bankers Acceptance and any extension, modification, or renewal thereof, the BA Rate plus the Applicable Bankers Acceptance Percentage times the maximum amount of such Bankers Acceptance payable to the Lender on the Issuance Date thereof and on each anniversary of such Issuance Date.

         "BA Rate" means the rate customarily charged by the Lender for the issuance of Bankers Acceptances.

         "Benefit Plan" means each employee benefit plan as defined in Section 3(3) of ERISA of the Borrower and its Subsidiaries.

         "Borrower" means Heads & Threads International LLC, a Delaware limited liability company, and, subject to the provisions herein, its successors and assigns.

         "Borrowing Base" means an amount equal to the lesser of (1) $30,000,000 or (2) an amount, adjusted as described below, equal to (a) 85% of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to the Account Debtor thereof in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Lender and all existing Eligible Accounts that are set forth in any Schedule of Accounts delivered by the Borrower to the Lender since the date of such Schedule of Accounts, which amount shall be reduced by 100% of the face amount of all payments which the Borrower has received on or in connection with its Eligible Accounts since the date of such Schedule of Accounts, plus (b) 50% of Eligible Inventory, all as set forth in the Schedule of Inventory then most recently delivered by the Borrower to the Lender and all existing Eligible Inventory set forth in any Schedule of Inventory delivered by the Borrower to the Lender since the date of such Schedule of Inventory; provided, however, that, notwithstanding any contrary provision contained herein, the Lender shall deduct an Inventory reserve in an amount equal to $10,000,000, the Lender may adjust the Borrowing Base, the calculation of Eligible Accounts and the calculation of Eligible Inventory based upon the results of the field audit stated in Section 6.26, and the Lender may elect at any time, if in its reasonable discretion, it is materially insecure, to change the foregoing method of calculating the Borrowing Base by reducing advances against Eligible Accounts and Eligible Inventory, or to deduct additional reserves from the Borrowing Base. For purposes hereof, unless otherwise notified by the Borrower, the Lender will assume that all monies collected in the Lock Box (as defined in the Security Agreement) are payments of Eligible Accounts.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Business Day" means with respect to any borrowing, payment and for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities.

         "Borrowing Notice" is defined in Section 2.2.6.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

         "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender.

         "Change in Control" means Alleghany Corporation shall fail to maintain beneficial ownership, directly or indirectly, free and clear of any Lien other than Liens in favor of the Lender, in the aggregate of at least eighty percent (80%) of the membership interests of the Borrower and its Subsidiaries.

         "Closing Date" means April 30, 2003.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and its Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Lender, whether under this Agreement or under any other documents executed by any such Person and delivered to the Lender.

         "Commercial Letter of Credit" means any Facility Letter of Credit that is a commercial or trade Letter of Credit.

         "Commitment" means the obligation of the Lender to make Loans and issue Facility Letters of Credit in an aggregate amount not exceeding $30,000,000.

         "Commitment Fee" has the meaning stated in Section 2.4.1.1(ii).

         "Compliance Certificate" means a compliance certificate, substantially in the form of Exhibit A hereto, signed by the chief financial officer or treasurer of the Borrower, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         "Condemnation" is defined in Section 7.8.

         "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

         "Consolidated Funded Indebtedness" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

         "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

         "Contingent Obligation" of a Person means, without duplication, any agreement, undertaking or arrangement by which such Person directly or indirectly assumes guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, comfort letter, take-or-pay contract or application or reimbursement agreement for a Letter of Credit but excluding any endorsement of instruments for deposit or collection in the ordinary course of business.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Credit Party" means the Borrower.

         "Debt" means as of any time the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a consolidated balance sheet of the Borrower in accordance with GAAP consistently applied, and in any event including all indebtedness and liabilities of any other person which the Borrower or any of its Subsidiaries may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any lien on any property of the Borrower or any of its Subsidiaries, whether or not the same would be classified as a liability on a balance sheet, the liability of the Borrower or any of its Subsidiaries, in respect to banker's acceptances and letters of credit, and the aggregate amount of rentals or other consideration payable by the Borrower or any of its Subsidiaries over the remaining unexpired term of all capital leases (determined in accordance with GAAP), but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

         "Default" means an event described in Article VII.

         "Dollars", "U.S. Dollars" and "$" mean dollars in lawful currency of the United States of America.

         "Eligible Account" means any of the Accounts of the Borrower or any of its Subsidiaries which meets each of the following requirements: (i) if it arises from the sale of goods, such goods have been shipped or delivered to the Account Debtor thereof or such goods are being invoiced in accordance with the Borrower's or such Subsidiary's customary progress billings in accordance with GAAP; (ii) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on such Account Debtor's part or to any claim on such Account Debtor's part denying liability thereunder in whole or in part; (iii) it is subject to a perfected Lien in the Lender's favor and is not subject to any other Lien whatsoever, except for Permitted Liens; (iv) it is evidenced by an invoice (dated not later than the date of shipment to the Account Debtor or performance and having a due date not more than 60 days after the date of invoice) rendered to such Account Debtor, and is not evidenced by any instrument or chattel paper; (v) it is payable in Dollars; (vi) it is not accounts owing by any governmental agency or body, (vii) it is not owing by any Account Debtor residing, located or having its principal activities or place of business outside the United States of America or who is not subject to service of process within the continental United States of

America, unless it is secured by a letter of credit in form and substance acceptable to the Lender in the Lender's sole discretion or, it is an account owing by one or more of the Account Debtors listed on Schedule 1.1 hereto, as amended from time to time with the consent of the Lender, and such accounts in the aggregate do not exceed twenty five percent (25%) of the total of Eligible Accounts; (viii) it is not owing by any Account Debtor which is the subject of any bankruptcy or insolvency proceeding; (ix) it is not owing by any of the Borrower's Affiliates; (x) it is not unpaid more than 90 days after the date of such invoice; (xi) it is not owing by an Account Debtor which shall have failed to pay in full any invoice evidencing any Account within 90 days after the date of such invoice, unless the total invoice amounts of such Account Debtor which have not been paid within 90 days of the date of such invoice represent less than 25% of the total invoice amounts then outstanding of such Account Debtor;
(xii) it is not an account upon which the Account Debtor is any of the Borrower's Subsidiaries; and (xiii) it is not an Account as to which the Lender, at any time or times hereafter, determines, in good faith, that the prospect of payment or performance by the Account Debtor thereof is or will be impaired. An Account of the Borrower which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

         "Eligible Inventory" means the Borrower's and its Subsidiaries' inventory at cost which meets each of the following requirements: (i) it is in such condition that it may be sold in the ordinary course of the Borrower's and its Subsidiaries' business; (ii) in the case of goods held for sale, it is unused (except as the Lender may otherwise consent in writing); (iii) it is owned by the Borrower or its Subsidiaries and is subject to a perfected Lien in the Lender's favor and is not subject to any other Lien whatsoever, except for Permitted Liens; (iv) it is maintained in compliance with all governmental and governmental agency regulations; and (v) the Lender, in good faith, has determined, in accordance with the Lender's customary business practices, that it is not unacceptable due to age, type, category and/or quantity. Any of the Borrower's and its Subsidiaries Inventory which is Eligible Inventory at any time, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Eurodollar Advance" means an Advance which, except as otherwise provided herein, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Lender to be the rate at which the Lender offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest

Period, in the approximate amount of the Lender's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

         "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, and
(ii) two percent (2.00%) per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1.0% if the rate is not such a multiple.

         "Excluded Taxes" means taxes imposed on the Lender's overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Lender is incorporated or organized, (ii) the jurisdiction in which the Lender's principal executive office is located, or (iii) any other taxes to which the Lender would be subject without regard to any Loan made pursuant to this Agreement.

         "Facility Letter of Credit Collateral Account" is defined in Section 2.3.9.

         "Facility Letter of Credit Obligations" means, at any date of determination thereof, all liabilities, whether actual or contingent, of the Borrower in respect of the Facility Letters of Credit, including, without limitation, the sum of (i) Reimbursement Obligations and (ii) the aggregate undrawn face amount of any outstanding Facility Letters of Credit.

         "Facility Letter of Credit Request" is defined in Section 2.3.4.

         "Facility Letters of Credit" means, collectively, the Letters of Credit and/or Bankers Acceptances issued by the Lender pursuant to Section 2.3.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

         "Fiscal Year" means, with respect to the Borrower or any of its Subsidiaries, the one year fiscal period beginning on January 1 and ending on the last day of each calendar year.

         "Floating Rate" means, for any day, a rate per annum equal to the Prime Rate for such day less one half percent (.50%) per annum, in each case changing when and as the Prime Rate changes.

         "Floating Rate Advance" means an Advance, which except as otherwise provided herein, bears interest at the Floating Rate.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 6.10, including defined terms as used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2002 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender.

         "Gross Up Event" means the occurrence of any of the events stated in Sections 3.1 or 3.2 hereof.

         "Indebtedness" of a Person means, without duplication, (i) such Person's obligations for borrowed money, (ii) such Person's obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations of another Person, whether or not assumed, secured by Liens, or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) such Person's obligations which are evidenced by notes, acceptances, or other instruments, (v) such Person's Capitalized Lease Obligations, (vi) such Person's Rate Hedging Obligations, (vii) such Person's Contingent Obligations and (viii) such Person's Subordinated Debt.

         "Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of (i) all write-ups in the book value of any asset owned or acquired by the Borrower or a Subsidiary, (ii) all goodwill, covenants not to compete, prepayments, deferred charges, franchises, patents, licenses, trademarks, service marks, trade names, brand names and copyrights, (iii) all deferred financing costs (including, but not limited to, unamortized debt discount and expense, organization expense and experimental and development expenses, but excluding prepaid expenses), and (iv) leasehold improvements not recoverable at the expiration of a lease.

         "Intellectual Property" is defined in Section 5.19 hereof.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Internally Generated by Borrower's Operations" means with respect to funds, funds which are (i) derived from the Borrower's and its Subsidiaries' ordinary course of business operations; (ii) proceeds of sales of the Borrower's and its Subsidiaries' assets permitted hereunder, or (iii) funds contributed to the Borrower by Alleghany.

         "Inventory" shall have the meaning stated therefor in the Security Agreement.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees and sales agents made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.

         "Issuance Date" means with respect to any Facility Letter of Credit, the date on which such Facility Letter of Credit is issued hereunder.

         "Issuance Fee" means with respect to any Letter of Credit and any extension, modification or renewal thereof, an amount equal to (x) one and one quarter percent (1.25%), multiplied by (y) a fraction equal to (A) the number of days between the date of issuance of such Letter of Credit and the date of expiration of such Letter of Credit divided by (B) 360, multiplied by (z) the maximum amount of such Letter of Credit, or such other issuance fee as the Borrower and the Lender shall have otherwise agreed upon in writing.

         "KPMG" means KPMG LLP, certified public accountants.

         "Lender" is defined in the preamble to this Agreement.

         "Letter of Credit" of a Person means a letter of credit, or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Letter of Credit Agreement" is defined in Section 2.3.4 and Exhibit I.

         "Letter of Credit Application" is defined in Section 2.3.4 and Exhibit
I.

         "Letter of Purpose" is defined in Section 2.3.4 and Exhibit I.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, filed financing statement, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means a loan or any continuation thereof made by the Lender pursuant to Article II.

         "Loan Documents" means this Agreement, the Note, the Security Agreement, the Acceptance Credit Agreement, the Letter of Purpose, the Letter of Credit Agreement, the Letter of Application and any other documents and agreements contemplated hereby and executed by the Borrower or a Subsidiary in favor of the Lender.

         "Lock Box" has the meaning set forth in the Security Agreement.

         "Lock Box Account" has the meaning set forth in the Security Agreement.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its respective obligations under any of the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.

         "Material Indebtedness" is defined in Section 7.5.

         "Multiemployer Plan" means a Plan defined in Section 3(37) of ERISA to which the Borrower or any member of the Controlled Group may have any liability.

         "Net Capital Expenditures" means all of the Borrower's and its Subsidiaries' Capital Expenditures which are not funded from Advances hereunder.

         "Net Income" shall mean, for any period, the net income (or loss), after provision for taxes, of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period but excluding any unrealized losses and gains for such period resulting from mark-to-market of Rate Hedging Agreements.

         "Note" means the promissory note, substantially in the form of Exhibit B hereto, with appropriate insertions, duly executed and delivered to the Lender by the Borrower on the Closing Date payable to the order of the Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

         "Notice of Assignment" is defined in Section 12.3.2.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees arising under the Loan Documents, all Facility Letter of Credit Obligations, Rate Hedging Obligations, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender or any indemnified party hereunder arising under the Loan Documents or under any Rate Hedging Agreement.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals effective at the option of the lessor) of one year or more.

         "Other Taxes" is defined in Section 3.3(ii).

         "Participants" is defined in Section 11.2.1.

         "Payment Date" means the earlier of (i) the last Business Day of each month commencing May 31, 2003, and (ii) the Revolving Facility Termination Date, provided that for each Eurodollar Advance with an Interest period of six months, the Payment Date for such Eurodollar Advance means the earlier of (i) the last Business Day of each calendar quarter, (ii) the last day of the Interest Period for the Applicable Eurodollar Advance, and (iii) the Revolving Facility Termination Date.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Permitted Lien" is defined in Section 6.16.

         "Person" means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Prepayment Date" is defined in Section 2.4.1.

         "Prime Rate" means a rate per annum equal to the prime or corporate base rate of interest announced by the Lender from time to time, changing when and as said prime or corporate base rate changes. Any change in the Prime Rate shall take effect at the opening of business on the date specified in the announcement of such change. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 11.3.1.

         "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates. including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Borrower to the Lender in respect of all unreimbursed payments or disbursements made by the Lender under or in respect of drawings or payments otherwise under the Facility Letters of Credit.

         "Rent" of a Person means for any given period the aggregate amounts paid by such Person under all Operating Leases.

         "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

         "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Revolving Advance" means an Advance under the Revolving Facility pursuant to Section 2.1.1.

         "Revolving Facility Termination Date" means with respect to Revolving Advances and Facility Letter of Credit Obligations, April 30, 2006 or any earlier date on which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

         "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         "Schedule of Accounts" means an aged trial balance and reconciliation to the Borrowing Base in form and substance satisfactory to the Lender (which may at the Lender's discretion include copies of original invoices) listing the Borrower's and its Subsidiaries' Accounts, to be delivered to the Lender by the Borrower and its Subsidiaries pursuant to Section 6.1(iv).

         "Schedule of Inventory" means a schedule in form and substance satisfactory to the Lender listing the Borrower's and its Subsidiaries' Inventory, to be delivered to the Lender by the Borrower pursuant to Section 6.1(iv), describing such Inventory by category, age and type.

         "Schedule of Payables" means a detailed aged schedule in form and substance satisfactory to the Lender listing the Borrower's and its Subsidiaries' accounts payable, to be delivered on a monthly basis to the Lender by the Borrower pursuant to Section 6.1(iv).

         "SEC" means the Securities and Exchange Commission, or any Person succeeding to any of its principal functions.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Security Agreement" means that certain Security Agreement and Financing Statement between Borrower and the Lender dated as of April 30, 2003 in substantially the form of Exhibit C hereto as amended, modified or restated from time to time.

         "Senior Funded Debt" means all Indebtedness that is not Subordinated Debt.

         "Single Employer Plan" means a Plan which is not a Multiemployer Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Standby Letter of Credit" means any Facility Letter of Credit that is a standby Letter of Credit.

         "Subordinated Debt" means any unsecured Indebtedness of the Borrower
(a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Revolving Facility Termination Date and the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of principal of and interest (including post-petition interest) on the Notes and all other obligations and liabilities of the Borrower to the Lender hereunder on terms and conditions first approved in writing by the Lender and (b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Lender, as evidenced by its prior written approval thereof, including without limitation the Indebtedness evidenced by the Subordinated Notes. The Lender expressly agrees that the Alleghany Debt does not constitute Subordinated Debt.

         "Subordinated Notes" means collectively all notes evidencing Subordinated Debt whether now existing or hereafter arising and substitutions or replacements therefor.

         "Subsidiary" of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association (including business trusts), joint venture, limited liability company or other entity in which such Person directly or indirectly through Subsidiaries, has more than 50% voting or equity interest at the time.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries as at the last day of the calendar month ending on or most recently ended prior to the date on which such determination is made, or (ii) is responsible for more than five percent (5%) of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries for the period of twelve complete consecutive calendar months ending on or most recently ended prior to the date on which such determination is made.

         "Tangible Net Worth" means at any time the Borrower's consolidated (i) Total Assets, minus (ii) Total Liabilities, plus (iii) Subordinated Debt less
(iv) the sum of each of the following to the extent that each of (a), (b), (c),
(d) and (e) is included in Total Assets: (a) the aggregate amount of any Intangible Assets of the Borrower and its Subsidiaries, (b) all prepaid expenses, (c) all deferred income taxes, (d) notes receivable from and investments in Affiliates and (e) "other assets" as customarily designated on the Borrower's consolidated balance sheet. All components of Tangible Net Worth shall be computed in accordance with GAAP.

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

         "Total Assets" means, as of the date of determination, the aggregate amount of assets of the Borrower and its Subsidiaries determined in accordance with GAAP.

         "Total Liabilities" means, as of the date of determination, the aggregate amount of liabilities of the Borrower and its Subsidiaries determined in accordance with GAAP.

         "Transferee" is defined in Section 12.4.

         "Type" means with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans as if such Plans were terminating on such date under Section 4041 of ERISA.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. All references to Persons shall include such Person's successors and assigns as applicable.

             (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

             (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                 (i) The term "including" is not limiting and means "including without limitation."

                 (ii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                 (iii) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

             (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

             (e) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Lender by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."

             (e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Lender and the Borrower, and are the products of both parties. Accordingly, they shall not be construed against the Lender merely because of the Lender's involvement in their preparation.

         1.3 Accounting Principles.

             (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

             (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

                                   ARTICLE II

                                   THE CREDITS

     2.1 Description of Facility.

         2.1.1 Revolving Facility. Upon the terms and subject to the conditions set forth in this Agreement, the Lender hereby grants to the Borrower a revolving credit facility pursuant to which: (i) the Lender agrees to make Revolving Advances to the Borrower in accordance with Section 2.2; and (ii) the Lender agrees to issue Facility Letters of Credit in accordance with Section 2.3; provided, however, that in no event may the sum of (1) the aggregate principal amount of all outstanding Revolving Advances and (2) the Facility Letter of Credit Obligations exceed the lesser of (i) the Borrowing Base, or
(ii) the Aggregate Revolving Commitment.

         2.1.2 Use of Proceeds. The proceeds of the Revolving Advances will be used solely to refinance the Borrower's existing indebtedness, and for Borrower's general business purposes.

     2.2 Advances.

         2.2.1 Commitment. From and including the date of this Agreement and prior to the Revolving Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Loan used to repay any outstanding Reimbursement Obligations) the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay, and reborrow Revolving Advances from the Lender at any time prior to the Revolving Facility Termination Date. The Commitment of the Lender to lend hereunder shall expire on the Revolving Facility Termination Date.

         2.2.2 Termination. All outstanding Revolving Advances owing to Lender shall be paid in full by the Borrower on the Revolving Facility Termination Date. All other unpaid Obligations owing to the Lender shall be paid on the Revolving Facility Termination Date.

         2.2.3 Intentionally Omitted.

         2.2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.2.6 and 2.2.7.

         2.2.5 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $300,000 (and in multiples of $100,000 if in excess thereof) and each Floating Advance shall be in the minimum amount of $10,000 (and in multiples of $10,000 if in excess thereof); provided, however, that any Advance may be in the amount of the unused Aggregate Available Revolving Commitment should the Aggregate Available Revolving Commitment be less than $300,000.

         2.2.6 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Lender irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and two Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

               (i) the Borrowing Date, which shall be a Business Day, of such Advance,

               (ii) the aggregate amount of such Advance,

               (iii) the Type of Advance selected, and

               (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, the Lender shall make available to the Borrower its Loan or Loans in funds immediately available in Chicago.

         2.2.7 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this
Section 2.2.7 or are repaid in accordance with Section 2.3.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.3.7 or (y) the Borrower shall have given the Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Lender irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least two Business Days prior to the date of the requested conversion or continuation, specifying:

               (v) the requested date, which shall be a Business Day, of such conversion or continuation,

               (vi) the aggregate amount and Type of the Advance which is to be converted or continued, and

               (vii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

     2.3 Facility Letters of Credit.

         2.3.1 Obligation to Issue. From and including the date of this Agreement and prior to the Business Day prior to the Revolving Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement to issue for the account of the Borrower or one or more of its Subsidiaries, one or more Letters of Credit and Bankers Acceptances in accordance with this Section 2.3.

         2.3.2 Types and Amounts. The Lender shall not have any obligation to and shall not:

                  (i) issue any Facility Letter of Credit if, after giving effect thereto, the sum of (a) the Facility Letter of Credit Obligations and (b) the aggregate unpaid principal balance of the Revolving Advances would exceed the Aggregate Revolving Commitment; or

                  (ii) issue any Facility Letter of Credit which has an expiry date (a) later than twelve months after the Issuance Date thereof or
         (b) after the Facility Termination Date.

         2.3.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, the obligation of the Lender to issue any Facility Letter of Credit is subject to the satisfaction in full of each of the following conditions:

                  (i) the Borrower shall have delivered to the Lender at such times and in such manner as the Lender may reasonably prescribe such documents and materials as may be required pursuant to the terms of the requested Facility Letter of Credit (it being understood that if any inconsistency exists between the Lender's Facility Letter of Credit documents and the Loan Documents, the terms of the Loan Documents shall govern and control) and the requested Facility Letter of Credit shall be reasonably satisfactory to the Lender as to form and content; and

                  (ii) as of the Issuance Date, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Lender from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Lender and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Lender shall prohibit or request that the Lender refrain from the issuance of Letters of Credit generally or the issuance of such requested Facility Letter of Credit in particular.

         2.3.4 Procedure for Issuance of Facility Letters of Credit.

         (a) Prior to the Borrower's request for issuance of any Facility Letter of Credit, the Borrower shall have delivered to Lender a Letter of Credit Agreement substantially in the form of Exhibit D hereto or an Acceptance Credit Agreement substantially in the form of Exhibit I hereto as applicable. The Borrower shall give the Lender written notice not later than noon (Chicago time) at least two Business Days before the Issuance Date of any requested Facility Letter of Credit (each a "Facility Letter of Credit Request") (except that, in lieu of such written notice, the Borrower may give the Lender notice of such request by tested telex or other tested arrangement satisfactory to the Lender) accompanied by the Lender's Letter of Credit Application in the form provided in Exhibit D hereto or, as applicable, the Letter of Purpose in the form provided in Exhibit I hereto. Such Facility Letter of Credit Request shall be irrevocable and shall specify in addition to the information required in the Letter of Credit Application or the Letter of Purpose:

                  (1) the stated amount of such requested Facility Letter of Credit;

                  (2)   the Issuance Date (which day shall be a Business Day);

                  (3) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than either (i) twelve months after its Issuance Date or (ii) the Revolving Facility Termination Date);

                  (4) the purpose for which such Facility Letter of Credit is to be issued;

                  (5) the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

                  (6) whether the requested Facility Letter of Credit will be a Commercial Letter of Credit, a Standby Letter of Credit or a Bankers Acceptance.

         Prior to the issuance of the requested Facility Letter of Credit, the Borrower shall provide the Lender with a copy of the form of the Facility Letter of Credit it is requesting be issued.

                  (b) Subject to the terms and conditions of this Section 2.3.4 and provided that the applicable conditions set forth in Sections 4.1 (in the case of the initial Facility Letter of Credit), 4.2 and 2.3.3 have been satisfied, the Lender shall, on the applicable Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Lender's usual and customary business practices.

                  (c) The Lender shall not extend or amend any Facility Letter of Credit unless the requirements of Sections 2.3.2 and 2.3.4 are met.

                  2.3.5 Reimbursement Obligations.

                  (a) (i) The Lender shall promptly notify the Borrower of any draw or other payment under any Facility Letter of Credit. The Borrower shall reimburse the Lender for drawings under any such Letters of Credit or payments under Bankers Acceptances (including the Lender's issuing costs) no later than the Business Day after the payment in respect of such Facility Letter of Credit by the Lender, together with interest thereon at the Prime Rate plus 2% per annum from the date of payment on such Facility Letter of Credit by the Lender to and including the date on which the Lender is reimbursed for such payment by the Borrower.

                          (ii) Any Reimbursement Obligation with respect to any Facility Letter of Credit which is not paid on the date when due in accordance with Section 2.3.5(a)(i) shall (A) if there is availability for such an Advance pursuant to Section 2.1.1, be automatically converted on such date into a Revolving Advance and shall bear interest at the Floating Rate or (B) if there is no availability for an Advance pursuant to Section 2.1.1, be payable on demand and bear interest until paid at a rate per annum equal to the sum of (a) the Prime Rate plus
         (b) 2% per annum.

                  (b) Any action taken or omitted to be taken by the Lender under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Lender under any resulting liability to the Borrower. In determining whether to pay under any Facility Letter of Credit, the Lender shall have no obligation relative to the Borrower other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to comply on their face with the requirements of such Facility Letter of Credit.

                  2.3.6 Intentionally Omitted.


                  2.3.7 Payment of Reimbursement Obligations.

         The Borrower agrees to pay to the Lender the amount of all Reimbursement Obligations, interest and other amounts payable to the Lender under or in connection with each Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against the Lender or any other Person, under all circumstances, including without limitation, any of the following circumstances:

                           (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                           (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

                           (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                           (v) the occurrence of any Default or Unmatured
         Default.

                  2.3.8 Compensation for Facility Letters of Credit. The Borrower shall pay to the Lender on or before the Issuance Date of each Letter of Credit (or such later date as the Borrower and Lender shall agree upon in writing), and shall also pay from time to time the Lender's reasonable and customary costs of, and fees for, issuing and servicing such Letter of Credit. The Borrower shall also pay to the Lender, the Issuance Fee with respect to each Letter of Credit, for the period from the Issuance Date thereof to and including the final expiration date thereof. The Issuance Fee shall be due and payable in full on the Issuance Date of each Letter of Credit or extension thereof (as the expiration of such Letter of Credit may be extended from time to time). The Issuance Fee shall be non refundable and shall be fully earned as of the date each payment thereof is due.

         Borrower shall pay to the Lender on or before the Issuance Date of each Bankers Acceptance (or such later date as the Borrower and the Lender shall agree upon in writing), and shall also pay from time to time the Lender's reasonable and customary costs of issuing and servicing such Bankers Acceptance. The Borrower shall also pay to the Lender, the Bankers Acceptance Fee with respect to each Bankers Acceptance, for the period from the Issuance Date thereof to and including the final expiration date thereof. The Bankers Acceptance Fee shall be due and payable in full on the Issuance Date of each Bankers Acceptance. The Banker's Acceptance Fee shall be non refundable and shall be fully earned as of the date each payment thereof is due.

                  2.3.9 Facility Letter of Credit Collateral Account. The Borrower hereby agrees that it will, until the final expiration date of any Facility Letter of Credit and thereafter as long as any Facility Letter of Credit Obligation is outstanding or payable to the Lender, maintain a special cash collateral account (the "Facility Letter of Credit Collateral Account") at the Lender's office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Lender, in which the Borrower shall have no interest other than as set forth in Section 15 of the Security Agreement. Upon demand of the Lender (i) after the occurrence and during the continuance of an Unmatured Default or a Default, or (ii) upon the Revolving Facility Termination Date, the Borrower shall deposit funds into the Facility Letter of Credit Collateral Account up to the amount of the Facility Letter of Credit Obligations in existence from time to time. Nothing in this Section 2.3.9 shall either obligate the Lender to require the Borrower to deposit any funds in the Facility Letter of Credit Collateral Account or limit the right of the Lender to release any funds held in the Facility Letter of Credit Collateral Account other than as required by Section 15 of the Security Agreement.

         2.4 General Facility Terms.

                  2.4.1 Fees; Reductions in Aggregate Commitment.

                           2.4.1.1 Fees. The Borrower agrees to pay to the
                                         Lender the following fees:

                                    (i) Closing Fee. On the Closing Date, the
                           Borrower shall pay to the Lender a one time non-refundable closing fee of $50,000.

                                    (ii) Commitment Fee. A nonrefundable
                           quarterly commitment fee equal to the product of (a) one quarter percent (.25%) and (b) the average non-utilized portion of the Aggregate Revolving Commitment during such quarter, which commitment fee shall be deemed earned in its entirety on the date of this Agreement (the "Commitment Fee"). The Commitment Fee shall be payable quarterly in arrears on June 30, 2003 and on the last Business Day of each September, December, March and June thereafter prior to the Facility Termination Date for Revolving Advances with the outstanding unpaid balance of such fee due on the Facility Termination Date for Revolving Advances.

                           2.4.1.2 Reductions in Aggregate Revolving Commitment. The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part in integral multiples of $1,000,000, upon at least three Business Days' written notice to the Lender, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below an amount equal to the sum of (a) the aggregate principal amount of the outstanding Revolving Advances plus (b) an amount equal to (x) the outstanding Facility Letter of Credit Obligations less (y) the amount of cash funds on deposit in the Facility Letter of Credit Collateral Account.

                  2.4.2 Optional Principal Payments; Mandatory Principal Payments. In addition to funds collected in the Lock Box, the Borrower may from time to time pay all outstanding Floating Rate Advances, or, pay in a minimum aggregate amount of $300,000 or any integral multiple of $100,000 in excess thereof, without penalty or premium, any portion of the outstanding Floating Rate Advances upon prior notice to the Lender not later than 10:30 a.m. (Chicago time) at least one (1) Business Day before the date of such prepayment. Notwithstanding anything in this Section 2.4.2 to the contrary, if at any time
(i) the sum of the aggregate unpaid principal balance of the Advances plus the Facility Letter of Credit Obligations exceeds the Aggregate Commitment, or (ii) the sum of the aggregate unpaid principal balance of the Revolving Advances plus the Facility Letter of Credit Obligations exceeds the Aggregate Revolving Commitment, the Borrower shall, make an immediate mandatory payment on the Advances and/or Revolving Advances equal to such excess.

                  2.4.3 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to
Section 2.2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Prime Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Lender as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.2.6 and 2.2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

                  2.4.4 Rates Applicable After Default. During the continuance of a Default, each Advance shall bear interest at a rate per annum equal to the rate otherwise applicable to the Advance plus, to the extent permitted by law, 2% per annum.

                  2.4.5 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender's address specified pursuant to Article XIII, by noon (Chicago time) on the date when due. The Lender is hereby authorized to charge the account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder.

                  2.4.6 [Intentionally Omitted]

                  2.4.7 Collateral. Payment and performance of all of the Obligations shall be secured by the Collateral pursuant to the Security Agreement.

                  2.4.8 Notes; Telephonic Notices. The Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on a schedule attached to its Note or otherwise in the Lender's records, and such entries shall be prima facie evidence of the existence and the amounts of the Obligations therein recorded; provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under any such Note. The Borrower hereby authorizes the Lender to extend, or continue Revolving Advances and to transfer funds and issue Facility Letters of Credit in each case based on telephonic notices made by any Authorized Officer or Authorized Officers the Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Lender a written confirmation if such confirmation is requested by the Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

                  2.4.9 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Advance optionally prepaid on a day other than a Payment Date, shall be payable on the Payment Date next succeeding the date of such prepayment. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal on an Advance shall become due on a day which is not a Business Day and, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

                  2.4.10 [Intentionally Omitted]

                  2.4.11 [Intentionally Omitted]

                  2.4.12 Maintenance of Balances and Lock Box Account. Throughout the term of this Agreement the Borrower agrees (i) to utilize the Lender as its primary depository and remittance point, (ii) at all times to maintain the Lock Box and Lock Box Account with the Lender and (iii) in the event depository accounts for collection purposes are maintained with other Persons, to cause such Persons to enter blocked account agreements with Lender, reasonably acceptable to Lender, provided that the Borrower may maintain a depository account with First Savings Bank in New Jersey up to one hundred twenty (120) days after the Closing Date without delivering a blocked account agreement to Lender.

                                  ARTICLE III

                             CHANGE IN CIRCUMSTANCES

         3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted, enacted, modified or otherwise becoming effective after the date hereof, or any interpretation thereof, or the compliance of the Lender therewith,

                           (i) subjects the Lender to any tax, duty, charge or
                  withholding on or from payments due from the Borrower (excluding any Excluded Tax), or changes the basis of taxation of payments to the Lender in respect of its Loans, the Facility Letters of Credit or other amounts due it hereunder, or

                           (ii) imposes or increases or deems applicable any
                  reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

                           (iii) imposes any other condition the result of which
                  is to increase the cost to the Lender of making, funding, maintaining, issuing Loans or Letters of Credit or reduces any amount receivable by the Lender in connection with Loans or Letters of Credit, or requires the Lender to make any payment calculated by reference to the amount of loans held, Letters of Credit issued or interest received by it, in each case by an amount deemed material by the Lender, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender that portion of such increased expense incurred or reduction in an amount received which the Lender reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment.

         3.2 Changes in Capital Adequacy Regulations. If the Lender determines the amount of capital required or expected to be maintained by the Lender, or any corporation controlling the Lender is increased as a result of a Change, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account the Lender's policies as to capital adequacy).

         3.3 Taxes.


                  (i) All payments by the Borrower to or for the account of the Lender hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

                  (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

                  (iii) The Borrower hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.3) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Lender makes demand therefor pursuant to Section 3.4.

         3.4 Lender Statements; Survival of Indemnity. Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Section 3.1, 3.2 or, 3.3. Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on the Borrower absent manifest error. Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.3 shall survive for a period of one year after the later of the payment in full of the Obligations and the termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1 Initial Advance and Facility Letter of Credit. The Lender shall not be required to make the initial Advance hereunder and, if the initial Advance shall not have been made, the Lender shall not be required to issue any Facility Letter of Credit hereunder unless the Borrower has furnished to the Lender the following, each dated as of the initial Borrowing Date or Issuance Date, as the case may be (or such earlier date as shall be acceptable to the Lender):

                           (i) Copies of the certificate of formation of the
                  Borrower, together with all amendments thereto, and certificates of good standing of the Borrower from each jurisdiction in which the Borrower is qualified to do business, all certified by the appropriate governmental officers in their respective jurisdiction.

                           (ii) Copies, certified by the Secretary or an
                  Assistant Secretary of the Borrower, of its limited liability company agreement and of Board of Directors' and members' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Lender) authorizing the execution of each of the Loan Documents to which the Borrower is a party.

                           (iii) Incumbency certificate, executed by the
                  Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and, with respect to the Borrower, to make borrowings hereunder, upon which certificates the Lender shall be entitled to rely until informed of any change in writing by the Borrower.

                           (iv) A certificate of the Borrower, signed by the
                  president or chief financial officer of the Borrower, stating that on the initial Borrowing Date the Borrower is solvent and no Default or Unmatured Default has occurred and is continuing.

                           (v) A written opinion of Dewey Ballantine LLP,
                  outside counsel to the Borrower, addressed to the Lender in substantially the form of Exhibit E hereto.

                           (vi) This Agreement and the Note fully executed and
                  payable to the order of the Lender.

                           (vii) A Security Agreement executed by the Borrower
                  and (if applicable) the Subsidiaries in favor of the Lender, together with:

                                    (a) original copies of Uniform Commercial
                           Code financing statements (Form UCC-1), dated a date reasonably near (but not subsequent to) to the Closing Date naming the Borrower as Debtor and the Lender as the secured party, in a form sufficient to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Lender, desirable to perfect the security interest of the Lender pursuant to the Security Agreement;

                                    (b) executed copies of proper Uniform
                           Commercial Code termination statements (Form UCC-3) and such other instruments or agreements to release all Liens and other rights of any Person in any collateral covered by the Collateral Documents.

                           (viii) Subordination agreements in form and substance
                  acceptable to the Lender with respect to Subordinated Debt (if any).

                           (ix) A payoff letter for Indebtedness which is to be
                  refinanced with Loan proceeds.

                           (x) Written money transfer instructions in the form
                  of Exhibit F hereto addressed to the Lender and signed by an Authorized Officer, together with such other related money transfer authorizations as the Lender may have reasonably requested.

                           (xi) Evidence satisfactory to the Lender that the
                  Borrower shall have paid, or concurrently with the making of the initial Advance or the issuance of the initial Facility Letter of Credit shall pay, in full, all fees required to be paid pursuant to Section 2.4.1 on or before the initial Borrowing Date or Issuance Date, as the case may be.

                           (xii) The insurance certificate described in Section
                  5.24 along with evidence that the Lender has been named as loss payee under all policies of casualty insurance, and as additional insured under all policies of liability insurance required in accordance with Section 5.23 and under the Security Agreement (in the form of certificates of insurance, with standard lenders' loss payable endorsements acceptable to the Lender or other instruments or documents evidencing such insurance coverage).

                           (xiii) A Letter of Credit Agreement executed by the
                  Borrower in the form of Exhibit D.

                           (xiv) An Acceptance Credit Agreement executed by the
                  Borrower in the form of Exhibit I.

                           (xv) An initial Borrowing Base certificate and aging
                  of Accounts.

                           (xvi) Such consents, estoppels, subordination
                  agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Lender shall be granted a Lien, as requested by the Lender.

                           (xvii) Evidence that all other actions necessary or,
                  in the opinion of the Lender, desirable to perfect and protect the first priority Lien created by the Security Agreement, and to enhance the Lender's ability to preserve and protect its interests in and access to the Collateral, have been taken.

                           (xviii) Such other documents as Lender or its counsel
                  may have reasonably requested.

         4.2 Each Advance and Facility Letter of Credit. The Lender shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and the Lender shall not be required to issue any Facility Letter of Credit, unless on the applicable Borrowing Date or Issuance Date, as the case may be:

                           (i) There exists no Default or Unmatured Default.

                           (ii) The representations and warranties contained in
                  Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance and each Facility Letter of Credit Request shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender that:

         5.1 Corporate Existence and Standing. The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary (if any) is a limited liability company duly formed, or a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of formation or incorporation. Each of the Borrower and the Subsidiaries is duly qualified and in good standing as a foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties and where the failure to maintain such qualification would singly or in the aggregate cause a Material Adverse Effect.

         5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper limited liability company proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency or similar laws or general principles of equity relating to remedies affecting or relating to the enforcement of creditors' rights generally.

         5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, or violate the Borrower's or any Subsidiary's limited liability company agreement, certificate of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violation or conflict which would not singly or in the aggregate cause a Material Adverse Effect. No order, consent, approval, license authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect of, any of the Loan Documents, except as may be applicable because of the Lender, being a party thereto or except as may be required with respect to particular Facility Letters of Credit, and except for any failure to obtain any such order, consent, approval, license, authorization or exemption or to make any such filing or recordation or to take any such other action which would not singly or in the aggregate cause a Material Adverse Effect.

         5.4 Financial Statements. The December 31, 2002 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender were prepared in accordance with GAAP as in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

         5.5 Material Adverse Change. Except as set forth as of the date of this Agreement on Schedule 5.5 hereto, since December 31, 2002, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

         5.6 Taxes. Except as set forth as of the date of this Agreement on
Schedule 5.6 hereto, the Borrower and its Subsidiaries have filed (or joined in the filing of) all United States federal income tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists, except for failures to file or pay which could not be reasonably expected to have a Material Adverse Effect. The United States federal income tax returns of (or which include) the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the Fiscal Year ended 1997. No tax liens (other than those, if any, which are Permitted Liens) have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

         5.7 Litigation and Contingent Obligations. Except as set forth as of the date of this Agreement on Schedule 5.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incidental to such litigation, arbitration or proceedings, neither the Borrower nor any Subsidiary has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

         5.8 Subsidiaries. Except as otherwise disclosed to the Lender in writing on or prior to the date hereof, Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of formation or incorporation and the percentage of their respective equity interests owned by the Borrower or other Subsidiaries. Such Subsidiaries do not own any Collateral or if any Collateral is owned, have delivered to the Lender a Security Agreement and UCC financing statements required by the Lender. All of the issued and outstanding equity interests of such Subsidiaries have been duly authorized and issued and those equity interests which are owned by the Borrower or one or more of its Subsidiaries are fully paid and non-assessable.

         5.9 ERISA. The projected benefit obligations at the end of 2002 in excess of the fair value of plan assets at the end of 2002 (computed in accordance with GAAP) of all Single Employer Plans did not exceed $20,300,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $100,000 in the aggregate. Except as set forth as of the date of this Agreement on Schedule 5.9 hereto, each Benefit Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group since 1999 has withdrawn from any Plan, except as set forth as of the date of this Agreement on Schedule 5.9 hereto, or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Each Benefit Plan is in substantial compliance with ERISA and the Code and the Borrower has not received any notice from the government or any agency or department thereof asserting that any Benefit Plan is not in material compliance with either ERISA or the Code.

         5.10 Accuracy of Information. The information, exhibits and reports furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents as of the date thereof (and together with all other information, exhibits and reports then or previously delivered), taken as a whole did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements therein not misleading, provided that this Section 5.10 shall not apply to any plan, forecast, projection or pro forma financial information contained in such materials that is based upon good faith estimates and assumptions believed by the Borrower or such Subsidiary to be reasonable at the time made.

         5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and each of its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, except such default which could not reasonably be expected to have a Material Adverse Effect.

         5.13 Compliance With Laws. The Borrower and each of its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.



         5.14 Ownership of Properties. Except as set forth on Schedule 5.14 hereto and except for sales of inventory and other assets made in the ordinary course of business since December 31, 2002, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens (other than those permitted by Section 6.16), to all of the Property and assets reflected as owned by it in the Borrower's December 31, 2002 consolidated balance sheet heretofore delivered to the Lender.

         5.15 Environmental Matters. Except as set forth as of the date of this Agreement on Schedule 5.15 hereto, in the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has any reason to believe that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         5.16 Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         5.17 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.18 Intentionally Omitted.

         5.19 Intellectual Property. The Borrower owns, is licensed under, or otherwise has the rights to, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted (collectively, "Intellectual Property"), except where the failure to own, be licensed under or otherwise have the rights to any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. All such patents, federally-registered trademarks and registered copyrights included in the Intellectual Property are properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any Intellectual Property, or challenging or questioning the validity or effectiveness of any Intellectual Property, and to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person.

         5.20 Labor. There are no strikes, work stoppages, unfair labor charges, equal employment opportunity proceedings, wage payment or material unemployment compensation proceedings, material workmen's compensation proceedings or other material labor or employee related controversies, pending or, to the Borrower's knowledge, threatened involving Borrower and any of its employees, except for any of the foregoing which would not in the aggregate have a Material Adverse Effect.

         5.21 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature and the Borrower owns property the fair saleable value of which is greater than the amount required to pay the Borrower's Indebtedness. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Borrower or any Affiliate.

         5.22 Post-Retirement Benefits. The present value of the expected cost to the Borrower and its Subsidiaries of post-retirement medical and insurance benefits provided by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Lender, does not exceed $250,000.

         5.23 Insurance. In addition to insurance requirements set forth in the Security Agreement, the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced by the Borrower in the absence of 10 days' prior notice to the Lender other than in the ordinary course of business. All such insurance shall name the Lender as loss payee/mortgagee and as additional insured. All casualty and key man insurance maintained by the Borrower (except for the life insurance policy for Lee Bookman) shall name the Lender as loss payee and all liability insurance shall name the Lender as additional insured. Upon request of the Lender, the Borrower shall furnish the Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Lender, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section or the Security Agreement (and which, in the case of a certificate of a broker, were placed through such broker).

         5.24 Insurance Certificate. The certificate delivered at Closing signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Lender is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

                                   ARTICLE VI

                                    COVENANTS

         During the term of this Agreement, unless the Lender shall otherwise consent in writing:

         6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

                  (i) Within 90 days after the close of each of its Fiscal Years, an unqualified (except for qualifications relating to changes in generally accepted accounting principles or practices reflecting changes in generally accepted accounting principles) audit report certified by KPMG, or by other independent certified public accountants reasonably acceptable to the Lender, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, and accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;

                  (ii) Within 30 days after the end of each month of each of its Fiscal Years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of such month most recently ended and consolidated and consolidating profit and loss and reconciliation of surplus statements, and within 30 days after the end of each fiscal quarter of its Fiscal Years, for itself and its Subsidiaries, a statement of cash flows for the period from the beginning of such Fiscal Year to the end of such month, all prepared in accordance with GAAP and certified by the chief financial officer of the Borrower;

                  (iii) Together with the financial statements required under Sections 6.1(i) and (ii), submitted at the end of each of the Borrower's fiscal quarters, a Compliance Certificate.

                  (iv) Schedules of Accounts, Inventory and Payables. On or before the fifteenth day of each calendar month a Schedule of Accounts, a Schedule of Inventory and a Schedule of Payables as at the last day of the immediately preceding calendar month, each showing an aging of Accounts, Inventory and accounts payable respectively and otherwise in form and substance satisfactory to the Lender.

                  (v) Borrowing Base Certificate. Not less frequently than monthly (and more frequently in the Lender's reasonable discretion) a Borrowing Base Certificate in the form of Exhibit H hereto listing all Accounts generated by the Borrower during the immediately prior month. Unless the Lender provides notification otherwise, such Borrowing Base Certificate shall be delivered to Lender on the fifteenth day of every calendar month.

                  (vi) Forthwith upon the Borrower's having knowledge, the occurrence of a Default or Unmatured Default written notice describing in detail such event.

                  (vii) Forthwith upon the Borrower's having knowledge of the institution of, or any adverse determination in any litigation, arbitration proceeding or court proceeding in which any injunctive relief is sought or in which money damages in excess of $500,000 in the aggregate are sought, written notice describing such matter and the Borrower's intended response.

                  (viii) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Benefit Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

                  (ix) As soon as possible and in any event within 10 days after the Borrower or any Controlled Group member withdraws from a Multiemployer Plan and the liability from such withdrawal could reasonably be expected to exceed $100,000.

                  (x) As soon as possible and in any event within 10 days after the Borrower terminates a Single Employer Plan under Section 4041 of ERISA or the Borrower knows that any Controlled Group Member has terminated a Single Employer Plan that could result in the imposition of a Lien on the property of Alleghany, the Borrower or any Subsidiary.

                  (xi) As soon as possible and in any event within 10 days after receipt by the Borrower of a written notice from the government or any agency or department thereof that any Benefit Plan of the Borrower has violated the provisions of ERISA or the Code, which violation could result in liability to the Borrower in excess of $100,000.

                  (xii) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

                  (xiii) Within thirty days following delivery to the Borrower, a copy of each of the Borrower's auditor's management letters, if prepared.

                  (xiv) Promptly, copies of all financial statements and reports that the Borrower sends to its members.

                  (xv) Such other information (including non-financial information) as the Lender may from time to time reasonably request.

         6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Revolving Advances and the Facility Letters of Credit for working capital and for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or the Facility Letters of Credit to purchase or carry any "margin stock" (as defined in Regulation U).

         6.3 Notice of Adverse Development.. Promptly upon becoming aware of any development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect the Borrower will provide prompt written notice to the Lender of the occurrence of such development.

         6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted unless failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

         6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file (or join in the filing of) complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, and except to the extent that the failure to file any return or the nonpayment of any tax could not reasonably be expected to have a Material Adverse Effect.

         6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

         6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

         6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except to the extent that failure to maintain such Property or make such repair could not reasonably be expected to have a Material Adverse Effect.

         6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lender, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate, provided that so long as no Unmatured Default or Default has occurred field audits shall not be conducted more than one time each calendar year. The Borrower shall upon demand reimburse the Lender for the reasonable cost of each field audit.

         6.10 Financial Covenants. The financial covenants referred to in this
Section 6.10 shall each be computed at the end of each fiscal quarter (unless stated otherwise) by the Borrower, and such calculations shall be included in the Compliance Certificate referred to in Section 6.1(iii).

                  6.10.1 Tangible Net Worth. The Borrower will maintain, at all times, Tangible Net Worth not less than (i) thirty five million dollars ($35,000,000) during calendar year 2003, and (ii) after calendar year 2003, thirty five million dollars ($35,000,000) plus fifty percent of the positive Net Income for calendar year 2003 and each calendar year thereafter (without reduction for any net losses).

                  6.10.2 Liabilities to Tangible Net Worth. The Borrower will maintain a ratio of (i) Total Liabilities minus Subordinated Debt to (ii) Tangible Net Worth, at all times, of not greater than 1.50 to 1.00.

         6.11 Availability Under The Borrowing Base. The Borrower will maintain, at all times, Availability of no less than two million five hundred thousand dollars ($2,500,000).

         6.12 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

                  (i) Advances and Facility Letter of Credit Obligations hereunder;

                  (ii) Indebtedness is described in Schedule 6.12 hereto;

                  (iii) Subordinated Debt;

                  (iv) Indebtedness incurred to refinance existing Indebtedness permitted pursuant to this Section 6.12; provided, however, that the maturity date of such new Indebtedness is no earlier than the maturity date of the Indebtedness being refinanced and the terms of such new Indebtedness (including, but not limited to, the amount, the term, the amount of the annual loan payment or provision for collateral or additional collateral) are no more disadvantageous to the Lender, the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced;

                  (v) The Alleghany Debt; and

                  (vi) Contingent Obligations not exceeding $250,000 at any one time outstanding.

         6.13 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may amalgamate, merge or consolidate with or into the Borrower or a Wholly-Owned Subsidiary.

         6.14 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of Property, to any other Person, except:

                  (i) Sales of inventory in the ordinary course of business;

                  (ii) The Atlas Sale; and

                  (iii) Leases, sales or other dispositions of Property that together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

         6.15 Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, or member in a limited liability company, or to make any Acquisition of any Person, except:

                  (i) Short-term obligations of, or fully guaranteed by, the United States of America.

                  (ii) Commercial paper rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's Investors Service, Inc.

                  (iii) Demand deposit accounts maintained in the ordinary course of business.

                  (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

                  (v) Investments not to exceed $5 million in the aggregate at any one time outstanding in the common stock and investment grade bonds of publicly held corporations which stock and bonds are traded on the New York, American or NASDAQ stock exchanges.

                  (vi) Loans to employees of the Borrower or of any of its Subsidiaries which do not exceed, in the aggregate for all such employees at any one time outstanding, $150,000, provided that no such loans shall be advanced when there exists an Unmatured Default or Default.

                  (vii) Existing Investments which are described in Schedule
         6.15 (vii) hereto.

         6.16 Liens. The Borrower will not, nor will it permit any Subsidiary to create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except the following ("Permitted Liens"):

                  (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations which are either
         (x) not more than 60 days past due or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

                  (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

                  (iv) Liens arising from a judgment rendered or claim filed, not in excess, singly or in the aggregate, of $250,000 against the Borrower or any of its Subsidiaries which the Borrower or such Subsidiary shall be contesting diligently in good faith by proper legal proceedings.

                  (v) Liens which exist on the date hereof incurred by Borrower or its Subsidiaries in the ordinary course of business securing Indebtedness less than $100,000 in the aggregate.

                  (vi) Easements, building restrictions and such other encumbrances or charges against real property which do not in any material way interfere with the use thereof by the Borrower.

                  (vii) Any extension, renewal or substitution of or for any of the foregoing Liens described in this Section 6.16, provided in each case that (a) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (b) the Lien securing such Indebtedness or other obligation or liability shall be limited to the Property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability, and improvements on or additions to such Property.

         6.17 Prohibition of Negative Pledge. The Borrower will not, nor will it permit any of its Subsidiaries to agree, covenant, warrant, represent, pledge or otherwise commit with or to any entity other than the Agent, to not incur, create, assume or permit to exist, any mortgage, pledge, lien charge or other encumbrance of any nature whatsoever on all or any of its assets now or hereafter owned.

         6.18 Affiliates. The Borrower will not, nor will it permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

         6.19 Amendments to Agreements. The Borrower will not, nor will it permit any Subsidiary to, amend any term or provision of any Subordinated Debt except with the consent of the Lender. The Borrower shall deliver to the Lender all amendments to the Subordinated Debt within five (5) days of the date of such amendment.

         6.20 Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or Accounts, with or without recourse, except for (i) sales of Accounts in connection with the Atlas Sale and (ii) sales of Accounts which are past due to a collection agent for collection at a commission not exceeding twenty percent (20%) of the amount of such notes or Accounts recovered.

         6.21 Fiscal Year. The Borrower will not, nor will it permit any Subsidiary to, change its Fiscal Year.

         6.22 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary, unless such Subsidiary delivers to the Lender a Security Agreement along with all other documentation required by the Lender to perfect a first priority security interest in all Collateral owned or to be owned by such Subsidiary.

         6.23 Subsidiary Dividends. The Borrower's Subsidiaries shall not in any manner either directly or indirectly incur or be bound by any restrictions on dividends from such Subsidiaries to the Borrower, other than those restrictions required by applicable law.

         6.24 Repayment of Subordinated Debt. The Borrower and its Subsidiaries
(i) will not pay any principal amounts on any Subordinated Debt and (ii) will not pay interest on any such Subordinated Debt in an amount exceeding the amount of interest permitted to be paid thereon by the applicable subordination agreement.

         6.25 Delivery of Agreements. Within ninety (90) days following the Closing Date the Borrower shall deliver to Lender all of the agreements required to be delivered under Section 7 (xix) of the Security Agreement.

         6.26 Initial Field Audit. The Borrower shall cooperate with Lender to facilitate and complete a field audit of Borrower's assets conducted by the Lender within sixty (60) days after the Closing Date and Borrower shall pay Lender the cost of such audit.

                                   ARTICLE VII

                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         7.1 Any representation or warranty made (or deemed made pursuant to Article IV) by or on behalf of the Borrower or any of its Subsidiaries to the Lender, under or in connection with this Agreement, any Loan, any Facility Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made (or deemed made).

         7.2 Nonpayment of principal of any Note or of any Reimbursement Obligation when due (or in the case of any Reimbursement Obligation due pursuant to Section 2.3.5(a)(ii)(B), upon demand), or nonpayment of interest upon any Note or of any facility fee, Issuance Fee or other obligations (other than Reimbursement Obligations which have been converted into Advances pursuant to
Section 2.3.5(a)(ii)(A)) under any of the Loan Documents within three (3) days after the same becomes due.

         7.3 The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.6, 6.10, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.19, 6.20,
6.23, 6.24 and 6.25.

         7.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Lender.

         7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness to the Lender or any other Indebtedness in excess of, singly or in the aggregate, $250,000 (any such Indebtedness being herein defined as "Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws or the laws of any other jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

         7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

         7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

         7.9 The Borrower or any of its Subsidiaries fail to pay, bond or otherwise discharge within thirty (30) days any judgment or order for the payment of money in excess of, singly or in the aggregate, $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

         7.10 Any Reportable Event shall occur in connection with any Benefit Plan which could result in liability to Borrower in excess of $100,000 or a Control Group Member has terminated a Single Employer Plan that could result in the imposition of a Lien on the property of Alleghany, the Borrower or any Subsidiary in excess of $500,000.

         7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $500,000.

         7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.

         7.13 The Borrower or any Subsidiary shall terminate a Benefit Plan resulting in Unfunded Liabilities to the Borrower in excess of $100,000.

         7.14 The Borrower or any Subsidiary shall incur liability for a violation of ERISA or the Code with respect to any Benefit Plan which exceeds $100,000.

         7.15 The Borrower or any of its Subsidiaries shall be the subject of any proceeding pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         7.16 Any Change in Control shall occur, except such Change in Control consented to by the Lender.

         7.17 Nonpayment by the Borrower or any of its Subsidiaries of any Rate Hedging Obligation when due or the default or breach by the Borrower or any of its Subsidiaries of any term, provision or condition contained in any Rate Hedging Agreement, which default or breach continues (without being waived) beyond any period of grace therein provided.

         7.18 The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and has not been waived.

         7.19 The subordination provisions of any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions.

         7.20 Enforceability of Loan Documents. Either:

         (i) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto, the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

         (ii) any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

                                  ARTICLE VIII

                            ACCELERATION AND REMEDIES

         8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lender to make Loans and to issue Facility Letters of Credit hereunder, shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender (i) may terminate or suspend its obligations to make Loans and to issue Facility Letters of Credit hereunder, and/or (ii) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

         8.2 Preservation of Rights. No delay or omission of the Lender, to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

         8.3 Amendments. Subject to the provisions of this Article VIII, the Lender and the Borrower may enter into a written agreement executed by both Lender and Borrower supplemental hereto or to any other Loan Documents for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Note and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

         9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.3 Taxes. Any taxes (excluding Excluded Taxes) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

         9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, and the Lender and supersede all prior agreements and understandings among the Borrower, and the Lender relating to the subject matter thereof.

         9.6 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

         9.7 Expenses; Indemnification. The Borrower shall reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Lender which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Lender and its respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan or the direct or indirect use or intended use of any Facility Letter of Credit hereunder except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

         9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

         9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10 Nonliability of Lender. The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that the Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

         9.11 Confidentiality. The Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates to the extent that such Affiliate agrees to be bound by this obligation of confidentiality, (ii) to legal counsel, accountants, and other professional advisors to the Lender that agree to be bound by this obligation of confidentiality, (iii) upon the request or demand of any bank regulatory agency having jurisdiction over the Lender,
(iv) to any Person as required by law, regulation, or legal process after notice to the Borrower (to the extent such notice is permitted by law), and (v) permitted by Section 11.3.

         9.12 Nonreliance. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

                                    ARTICLE X

                            SETOFF; RATABLE PAYMENTS

         10.1 Setoff. In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower becomes insolvent, however evidenced or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part hereof, shall then be due.

                                   ARTICLE XI

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION

         11.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, and the Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents; and (ii) any assignment by the Lender must be made in compliance with Section 11.3. The Lender may at any time, without the consent of the Borrower, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the Lender from its obligations hereunder.

         11.2 Participation.

              11.2.1 Permitted Participants; Effect. The Lender may, subject to the provisions of this Section 11.2.1, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to the Lender, any Note held by the Lender, any Facility Letter of Credit issued by the Lender, any Commitment of the Lender or any other interest of the Lender under the Loan Documents, provided that such Participants are consented to in advance by the

Borrower, such consent not to be unreasonably withheld or delayed. In the event of any such sale by the Lender of participating interests to a Participant, such Participant shall have no direct rights hereunder, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents.

         11.3 Assignments.

              11.3.1 Permitted Assignments. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower which shall not be unreasonably withheld or delayed, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not an Affiliate of Lender; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Each such assignment shall be in an amount not less than $5 million.

         11.4 Voting Rights. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing such Loan or Facility Letter of Credit.

         11.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor the Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 11.6.

         11.6 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of the Lender, the Lender, if it is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Borrower (i) two duly completed copies of United States Internal Revenue Service Form W-9, W-8 BEN, or W-8ECI or successor form), certifying in either case that the Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, and
(ii) a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. If the Lender so delivers a Form W-9, W-8 BEN, or W-8ECI (or successor form) it shall further undertake to deliver to the Borrower two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower, in each case certifying that the Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                                   ARTICLE XII

                                     NOTICES

         12.1 Notices. Except as otherwise permitted by Section 2.4.10 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of the Lender, at its address, facsimile number or telex number set forth on Schedule 2 hereto or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Lender and the Borrower. Each such notice, request or other communication shall be effective
(i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Lender under Article II shall not be effective until received.

         12.2 Change of Address. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other party hereto.

                                  ARTICLE XIII

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall be effective when it has been executed by the Borrower and the Lender. A complete set of counterparts executed by all the parties hereto shall be lodged with each of the Borrower and the Lender.

                                  ARTICLE XIV

          CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL

         14.1 Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         14.2 Consent to Jurisdiction. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE PARTIES HERETO HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

         14.3 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Borrower and the Lender, have executed this Agreement as of the date first above written.

                                   BORROWER:

                                   HEADS & THREADS INTERNATIONAL LLC, a
                                   Delaware limited liability company


                                   By:  /s/ Fred J. Weber
                                      -------------------------------------
                                      Print  Name: Fred J. Weber
                                      Title: VP Finance and CFO
                                      Address: 200 Kennedy Drive,
                                               Sayreville, New Jersey 08872

                                      Telephone No.:  (732) 727-5800

                                      Telecopier No.: (732) 727-7130


                                   LENDER:

                                   LASALLE BANK NATIONAL ASSOCIATION



                                   By: /s/ Henry J. Munez
                                      ----------------------------------
                                      Print Name:   Henry J. Munez
                                      Title:        First Vice President
                                      Address: 135 South LaSalle Street
                                               Chicago,  IL 60603

                                      Telephone No.:  (312) 904-7295

                                      Telecopier No.: (312) 904-6242